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CONFORMED COPY

DATED 26th July, 2000

HOLMES FUNDING LIMITED
as Funding

and

HOLMES TRUSTEES LIMITED
as Mortgages Trustee

and

ABBEY NATIONAL PLC
Cash Manager and Account Bank

and

THE CHASE MANHATTAN BANK, LONDON BRANCH
as Security Trustee

BANK ACCOUNT AGREEMENT

ALLEN & OVERY
London

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THIS AGREEMENT is made on 26th July, 2000

BETWEEN:

(1)	HOLMES FUNDING LIMITED (registered number 3982428), a private limited company incorporated under the laws of England and Wales, whose registered office is at Abbey House, Baker Street, London NW1 6XL ("Funding");

(2)	HOLMES TRUSTEES LIMITED (registered number 3982431), a private limited company incorporated under the laws of England and Wales, whose registered office is at Abbey House, Baker Street, London NW1 6XL (the "Mortgages Trustee");

(3)	ABBEY NATIONAL PLC, a public limited company incorporated under the laws of England and Wales whose registered office is at Abbey House, Baker Street, London NW1 6XL, in its capacity as Cash Manager to Funding and the Mortgages Trustee pursuant to the Cash Management Agreement (the "Cash Manager") and in its capacity as account bank acting from the branch located at (in the case of the Mortgages Trustee GIC Account, the Funding Transaction Account and the Funding GIC Account) 21 Prescot Street, London E1 8AD (the "Account Bank"); and

(4)	THE CHASE MANHATTAN BANK, LONDON BRANCH whose principal office is at Trinity Tower, 9 Thomas More Street, London E1W 1YT (the "Security Trustee", which expression shall include the trustee or trustees for the time being under the Funding Deed of Charge).

IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	The Master Definitions Schedule signed for the purposes of identification by Allen & Overy and Slaughter and May on 26th July, 2000 (as the same may be amended, varied or supplemented from time to time with the consent of the parties hereto) is expressly and specifically incorporated into this Agreement and, accordingly, the expressions defined in the Master Definitions Schedule (as so amended, varied or supplemented) shall, except where the context otherwise requires and save where otherwise defined herein, have the same meanings in this Agreement, including the Recitals hereto and this Agreement shall be construed in accordance with the interpretation provisions set out in Clause 2 of that Master Definitions Schedule.

1.2	Any reference in this Agreement to any discretion, power, right, duty or obligation on the part of the Mortgages Trustee shall be as exercised by the Mortgages Trustee only as directed by the Beneficiaries but subject in each case to the provisions of Clauses 13.2 and 13.3 of the Mortgages Trust Deed.

2.	THE FUNDING TRANSACTION ACCOUNT, THE FUNDING GIC ACCOUNT AND THE MORTGAGES TRUSTEE GIC ACCOUNT

2.1	Instructions from the Cash Manager

(a) Subject to Clause 6.4, the Account Bank shall comply with any direction of the Cash Manager to effect a payment by debiting any one of: the Funding Transaction Account, the Funding GIC Account or the Mortgages Trustee GIC Account if such

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direction (i) is in writing or is given by telephone and confirmed in writing not later than close of business on the day on which such direction is given and (ii) complies with the Funding Transaction Account Mandate, the Funding GIC Account Mandate, or the Mortgages Trustee GIC Account Mandate as appropriate.

(b)	The Account Bank shall be entitled to rely on any direction given by telephone which, in its opinion (acting reasonably and in good faith), purports to be given by any Authorised Signatory referred to in the Funding Transaction Account Mandate, the Funding GIC Account Mandate or the Mortgages Trustee GIC Account Mandate as appropriate, from time to time and in respect of which the person giving the direction quotes a code reference notified in writing by the Cash Manager from time to time to the Account Bank and no delay in giving (or the absence of giving) the Account Bank written confirmation of any such direction shall affect the validity of, or time of giving, the relevant telephone direction.

2.2	Timing of Payment

Without prejudice to the provisions of Clause 3.2, the Account Bank agrees that if directed pursuant to Clause 2.1 to make any payment then, subject to Clauses 2.4 and 6.4 below, it will do so prior to close of business on the London Business Day on which such direction is received and for value that day Provided that, if any direction is received later than 12:00 p.m. on any London Business Day, the Account Bank shall make such payment at the commencement of business on the following London Business Day for value that day.

2.3	Account Bank Charges

The charges of the Account Bank for the operation of the Funding Transaction Account, the Funding GIC Account and the Mortgages Trustee GIC Account shall be debited to the Funding Transaction Account only on the first day of each month (or, if such day is not a Business Day, the next succeeding Business Day) in accordance with the order of priority set out in the Funding Deed of Charge, and Funding by its execution hereof irrevocably agrees that this shall be done. The charges shall be payable at the same rates as are generally applicable to the business customers of the Account Bank provided that, subject to Clause 8.6, if there are insufficient funds standing to the credit of the Funding Transaction Account to pay such charges the Account Bank shall not be relieved of its obligations in respect of any of the Funding Transaction Account, the Funding GIC Account or the Mortgages Trustee GIC Account.

2.4	No Negative Balance

Notwithstanding the provisions of Clause 2.1, amounts shall only be withdrawn from the Funding Transaction Account, the Funding GIC Account or the Mortgages Trustee GIC Account to the extent that such withdrawal does not cause the Funding Transaction Account, the Funding GIC Account or the Mortgages Trustee GIC Account, as appropriate, to have a negative balance.

3.	PAYMENT

Instructions from the Cash Manager

(a) The Cash Manager shall, no later than 11.00 a.m. on the second London Business Day before the date upon which any payment is due to be made from the Mortgages

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Trustee GIC Account, the Funding Transaction Account and/or the Funding GIC Account (including the payments due to be made on each Interest Payment Date), submit to the Account Bank irrevocable written instructions as to the payments to be made out of such accounts on such date.

(b)	The Account Bank shall comply with such instructions and shall effect the payments specified therein not later than the time specified for payment thereof (provided that the Account Bank shall not have any liability to any person if it fails to effect timely payment by reason of strike, computer failure, power cut or other matters beyond its control) on the relevant date if the instructions comply with the relevant Mandate.

4.	MANDATES AND STATEMENTS

4.1	Signing and Delivery of Mandates

Funding and the Mortgages Trustee have delivered to the Account Bank prior to the Initial Closing Date the relevant Mandates in the forms set out in Schedule 1 hereto duly executed and relating to the Funding Transaction Account, the Funding GIC Account and the Mortgages Trustee GIC Account respectively, and the Account Bank hereby confirms to the Security Trustee that the Mandates have been provided to it, that the Funding Transaction Account, the Funding GIC Account and the Mortgages Trustee GIC Account are open and that the respective Mandates are operative.

4.2	Amendment or Revocation

The Account Bank agrees that it shall notify the Security Trustee as soon as is reasonably practicable, if it receives any amendment or revocation of any Mandate relating to the Funding Transaction Account, the Funding GIC Account and the Mortgages Trustee GIC Account (other than a change of Authorised Signatory) and shall require the consent of the Security Trustee to any such amendment or revocation (other than a change of Authorised Signatory) but, unless such Mandate is revoked, the Account Bank may continue to comply with the amended Mandate unless it receives notice in writing from the Security Trustee to the effect that an Intercompany Loan Enforcement Notice has been served or that the appointment of Abbey National as Cash Manager under the Cash Management Agreement has been terminated.

4.3	Statements

The Account Bank shall submit monthly written statements to the Cash Manager setting out the amounts standing to the credit of the Funding Transaction Account, the Funding GIC Account and the Mortgages Trustee GIC Account respectively at the close of business on the immediately preceding London Business Day within three London Business Days of the statement date.

5.	ACKNOWLEDGEMENT BY THE ACCOUNT BANK

5.1	Restriction on Account Bank's Rights

Notwithstanding anything to the contrary in the Mandates, the Account Bank hereby:

(a) waives any right it has or may hereafter acquire to combine, consolidate or merge Funding Transaction Account and/or the Funding GIC Account and/or the Mortgages Trustee GIC Account with any other account of the Cash Manager, the Mortgages

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Trustee, Funding, the Seller, the Security Trustee or any other person or any liabilities of the Cash Manager, the Mortgages Trustee, Funding, the Seller, the Security Trustee or any other person to it;

	(b)	agrees that it may not exercise any lien or to the extent permitted by law any set-off or transfer any sum standing to the credit of or to be credited to the Funding Transaction Account and/or the Funding GIC Account and/or the Mortgages Trustee GIC Account in or towards satisfaction of any liabilities to it of the Cash Manager, the Mortgages Trustee, Funding, the Seller, the Security Trustee or any other person;

	(c)	agrees that it will not take, and shall not take, any steps whatsoever to recover any amount due or owing to it pursuant to this Agreement or any other debts whatsoever owing to it by the Mortgages Trustee or Funding, or procure the winding-up or liquidation of the Mortgages Trustee or Funding or the making of an administration order in relation to the Mortgages Trustee or Funding in respect of any of the liabilities of the Mortgages Trustee or Funding whatsoever;

	(d)	agrees that it shall have recourse only to sums paid to or received by (or on behalf of) the Mortgages Trustee or Funding pursuant to this Agreement, the Mortgage Sale Agreement, the Mortgages Trust Deed, the Intercompany Loan Agreements, the Funding Swap Agreement or any other document entered into by the Mortgages Trustee and Funding in relation to the Intercompany Loans or the Loans;

	(e)	agrees that it will notify:

(i) the Cash Manager, Funding and the Security Trustee if compliance with any instruction would cause the Funding Transaction Account to have a negative balance;

(ii) the Cash Manager, Funding and the Security Trustee if compliance with any instruction would cause the Funding GIC Account to have a negative balance; and

(iii) the Cash Manager, the Mortgages Trustee and the Security Trustee if compliance with any instruction would cause the Mortgages Trustee GIC Account to time have a negative balance;

such notification to be given on the same London Business Day it determines that compliance with such instruction would cause any such account to have a negative balance; and

	(f)	acknowledges that Funding has, pursuant to the Funding Deed of Charge, inter alia, assigned by way of security all its rights, title, interest and benefit, present and future, in and to, all sums from time to time standing to the credit of the Funding Transaction Account and the Funding GIC Account and all of its rights under this Agreement to the Security Trustee.

5.2	Notice of Assignment and Acknowledgement

The Account Bank agrees that promptly upon receipt of a notice of assignment signed by Funding, in (or substantially in) the form of notice set out in Part 1 of Schedule 2 hereto the Account Bank shall sign and duly return to Funding, with a copy to the Security Trustee, an

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acknowledgement in (or substantially in) the form of acknowledgement set out in Part 2 of Schedule 2 hereto.

5.3	Monthly Statement

Unless and until directed otherwise by the Security Trustee, the Account Bank shall provide:

(a) each of the Cash Manager, Funding and the Security Trustee with a statement in respect of the Funding Transaction Account automatically on a monthly basis and also as soon as reasonably practicable after receipt of a request for a statement. The Account Bank is hereby authorised by Funding to provide statements in respect of the Funding Transaction Account to the Cash Manager and the Security Trustee;

(b) each of the Cash Manager, Funding and the Security Trustee with a statement in respect of the Funding GIC Account automatically on a monthly basis and also as soon as reasonably practicable after receipt of a request for a statement. The Account Bank is hereby authorised by Funding to provide statements in respect of the Funding GIC Account to the Cash Manager and the Security Trustee; and

(c) each of the Cash Manager, the Mortgages Trustee and the Security Trustee with a statement in respect of the Mortgages Trustee GIC Account automatically on a monthly basis and also as soon as reasonably practicable after receipt of a request for a statement. The Account Bank is hereby authorised by the Mortgages Trustee (as trustee for the Beneficiaries) to provide statements in respect of the Mortgages Trustee GIC Account to the Cash Manager and the Security Trustee.

6.	CERTIFICATION, INDEMNITY AND ENFORCEMENT NOTICE

6.1	Account Bank to Comply with Cash Manager's Instructions

Unless otherwise directed by the Security Trustee pursuant to Clause 6.4, in making any transfer or payment from the Funding Transaction Account, the Funding GIC Account or the Mortgages Trustee GIC Account in accordance with this Agreement, the Account Bank shall be entitled to act as directed by the Cash Manager pursuant to Clauses 2.1 and 3.1 and to rely as to the amount of any such transfer or payment on the Cash Manager's instructions in accordance with the relevant Mandate, and the Account Bank shall have no liability to the Cash Manager, the Mortgages Trustee, Funding, the Seller or the Security Trustee except in the case of its wilful default or negligence.

6.2	Funding's Indemnity

Funding shall indemnify the Account Bank to the extent of funds then standing to the credit of the Funding Transaction Account and/or the Funding GIC Account against any loss, cost, damage, charge or expense incurred by the Account Bank in complying with any instruction delivered pursuant to and in accordance with this Agreement, save that this indemnity shall not extend to:

(a) the charges of the Account Bank (if any) for the operation of the Funding Transaction Account and/or the Funding GIC Account other than as provided in this Agreement; and

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(b) any loss, cost, damage, charge or expense arising from any breach by the Account Bank of its obligations under this Agreement.

6.3	Mortgages Trustee Indemnity

The Mortgages Trustee shall indemnify the Account Bank to the extent of funds then standing to the credit of the Mortgages Trustee GIC Account against any loss, cost, damage, charge or expense incurred by the Account Bank in complying with any instruction delivered pursuant to and in accordance with this Agreement, save that this indemnity shall not extend to:

(a) the charges of the Account Bank (if any) for the operation of the Mortgages Trustee GIC Account other than as provided in this Agreement; and

(b) any loss, cost, damage, charge or expense arising from any breach by the Account Bank of its obligations under this Agreement.

6.4	Consequences of an Intercompany Loan Enforcement Notice

The Account Bank acknowledges that, if it receives notice in writing from the Security Trustee to the effect that (a) the Security Trustee has served an Intercompany Loan Enforcement Notice or (b) that the appointment of Abbey National as Cash Manager under the Cash Management Agreement has been terminated (but without prejudice to Clause 6.1 above) all right, authority and power of the Cash Manager in respect of the Mortgages Trustee GIC Account, the Funding Transaction Account or the Funding GIC Account shall be terminated and be of no further effect and the Account Bank agrees that it shall, upon receipt of such notice from the Security Trustee, comply with the directions of the Security Trustee or any successor cash manager appointed by the Security Trustee (subject to such successor cash manager having entered into an agreement with the Account Bank on substantially the same terms as this Agreement) in relation to the operation of each of the Funding Transaction Account, the Funding GIC Account and the Mortgages Trustee GIC Account.

7.	CHANGE OF SECURITY TRUSTEE OR ACCOUNT BANK

7.1	Change of Security Trustee

In the event that there is any change in the identity of the Security Trustee or an additional Security Trustee is appointed in accordance with the Funding Deed of Charge, the existing Security Trustee or the retiring Security Trustee, the Cash Manager, the Seller, the Mortgages Trustee, Funding and the Account Bank shall execute such documents and take such actions as such of the new Security Trustee and the retiring Security Trustee or, as the case may be, the existing Security Trustee shall agree are reasonably necessary for the purpose of vesting in such new Security Trustee the rights, benefits and obligations of the Security Trustee under this Agreement and releasing the retiring Security Trustee from its future obligations hereunder. It is acknowledged that a trust corporation may be appointed as sole trustee and in the event that there are one or more Security Trustees, at least one of such Security Trustees shall be a trust corporation.

7.2	Change of Account Bank

If there is any change in the identity of the Account Bank, the Cash Manager, the Mortgages Trustee, Funding and the Security Trustee shall execute such documents and take such actions as the new Account Bank and the outgoing Account Bank and the Security Trustee may

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require for the purpose of vesting in the new Account Bank the rights and obligations of the outgoing Account Bank and releasing the outgoing Account Bank from its future obligations under this Agreement.

7.3	Alternative Accounts

If, after the Initial Closing Date, the Mortgages Trustee and the Beneficiaries agree that any Monthly Payments, other interest received under and in respect of the Loans and any costs or other amounts received under the Loans (including in any such case amounts recovered on enforcement of rights against any Borrower, the Property or the Borrower’s other property or assets) may be paid directly into an account other than the Mortgages Trustee GIC Account (an "Alternative Account"), then such agreement will be subject to the following terms:

	(a)	the Alternative Account is maintained in the name of the Mortgages Trustee;

	(b)	the Alternative Account is maintained with a bank the short-term, unguaranteed and unsubordianted obligations of which are rated A-1+ by Standard & Poors, P-1 by Moody's and F-1+ by Fitch Ratings;

	(c)	amounts standing to the credit of the Alternative Account are transferred by the Cash Manager to the Mortgages Trustee GIC Account not later than one London Business Day after the date that they are deposited in the Alternative Account;

	(d)	written notice is given to the bank at which the Alternative Account is maintained that the sums standing to the credit thereof are held on trust by the Mortgages Trustee for the Beneficiaries pursuant to the terms of the Mortgages Trust Deed and such bank acknowledges that trust in writing; and

	(e)	the bank at which the Alternative Account is held enters into such agreements with the Security Trustee, Funding and/or the Mortgages Trustee as the Rating Agencies shall shall reasonable require for the purpose of protecting monies standing to the credit of the Alternative Accounts.

8.	TERMINATION

8.1	Termination Events

The Cash Manager or Funding, in the case of the Funding Transaction Account or the Funding GIC Account, or the Mortgages Trustee (as trustee for the Beneficiaries) in the case of the Mortgages Trustee GIC Account:

	(i)	may (with the prior written consent of the Security Trustee) terminate this Agreement in the event that the matters specified in paragraphs (a) or (f) below occur; and

	(ii)	shall (with the prior written consent of the Security Trustee) terminate this Agreement in the event that any of the matters specified in paragraphs (b) to (e) (inclusive) below occur,

in each case by serving a written notice of termination on the Account Bank in any of the following circumstances:

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	(a)	if a deduction or withholding for or on account of any Tax is imposed, or it appears likely that such a deduction or withholding will be imposed, in respect of the interest payable on the Funding Transaction Account, the Funding GIC Account or the Mortgages Trustee GIC Account; or

	(b)	if the short-term unsecured, unsubordinated and unguaranteed debt obligations of the Account Bank falls below A-1+ by S&P and P-1 by Moody's and F-1+ by Fitch Ratings respectively; or

	(c)	if the Account Bank, otherwise than for the purposes of such amalgamation or reconstruction as is referred to in paragraph (d) below, ceases or, through an authorised action of the board of directors of the Account Bank, threatens to cease to carry on all or substantially all of its business or the Account Bank is deemed unable to pay its debts as and when they fall due within the meaning of Section 123(1) and 123(2) of the Insolvency Act 1986 (as that Section may be amended) or ceases to be an authorised institution under the Banking Act 1987; or

	(d)	if an order is made or an effective resolution is passed for the winding-up of the Account Bank except a winding-up for the purposes of or pursuant to an amalgamation or reconstruction the terms of which have previously been approved by the Mortgages Trustee (as trustee for the Beneficiaries) and Funding in writing (such approval not to be unreasonably withheld or delayed); or

	(e)	if proceedings are initiated against the Account Bank under any applicable liquidation, insolvency, bankruptcy, composition, reorganisation (other than a reorganisation where the Account Bank is solvent) or other similar laws (including, but not limited to, presentation of a petition for an administration order) and (except in the case of presentation of petition for an administration order) such proceedings are not, in the reasonable opinion of the Mortgages Trustee (as trustee for the Beneficiaries) and Funding, being disputed in good faith with a reasonable prospect of success or an administration order is granted or an administrative receiver or other receiver, liquidator, trustee in sequestration or other similar official is appointed in relation to the Account Bank or in relation to the whole or any substantial part of the undertaking or assets of the Account Bank, or an encumbrancer takes possession of the whole or any substantial part of the undertaking or assets of the Account Bank, or a distress, execution or diligence or other process is levied or enforced upon or sued out against the whole or any substantial part of the undertaking or assets of the Account Bank and such possession or process (as the case may be) is not discharged or otherwise ceases to apply within 30 days of its commencement, or the Account Bank initiates or consents to judicial proceedings relating to itself under applicable liquidation, insolvency, bankruptcy, composition, reorganisation or other similar laws or makes a conveyance or assignment or assignation for the benefit of its creditors generally; or

	(f)	if the Account Bank fails to perform any of its obligations under this Agreement and such failure remains unremedied for three Business Days after the Cash Manager or the Security Trustee has given notice of such failure.

8.2	Termination Option

The Mortgages Trustee (as trustee for the Beneficiaries) and Funding may, upon a breach by the Account Bank of its obligations under this Agreement, the First Issuer Bank Account Agreement, the Funding Guarnateed Investment Contract, Mortgages Trustee Guaranteed

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Investment Contract, the Funding Liquidity Facility Agreement, the Cash Management Agreement, the First Issuer Cash Management or the Servicing Agreement by giving one month's prior written notice to the Account Bank (with a copy to the Security Trustee), terminate the appointment of the Account Bank, provided that:

(a) such termination shall not be effective until a replacement financial institution or institutions (with a short-term unsecured, unsubordinated and unguaranteed debt obligation rating of at least P-1 (in the case of Moody's) and A-1 + (in the case of S&P) and F-1+ (in the case of Fitch Ratings)) shall have entered into an agreement in form and substance similar to this Agreement; and

(b) such termination would not adversely affect the then current ratings of the Notes.

The Cash Manager, the Mortgages Trustee and Funding shall use reasonable endeavours to agree such terms with such a replacement financial institution or institutions within 60 days of the date of the notice. In the event of such termination the Account Bank shall assist the other parties hereto to effect an orderly transition of the banking arrangements documented hereby and the Mortgages Trustee and Funding shall reimburse the Account Bank for its reasonable costs and any amounts in respect of Irrecoverable VAT thereon (including reasonable costs and expenses) incurred during the period of, and until completion of, such transition.

8.3	Notification of Termination Event

Each of the Mortgages Trustee, Funding, the Cash Manager and the Account Bank undertakes and agrees to notify the Security Trustee of any event which would or could entitle the Security Trustee to serve a notice of termination pursuant to Clause 8.4 promptly upon becoming aware thereof.

8.4	Termination by Security Trustee

In addition, prior to the service of an Intercompany Loan Enforcement Notice, the Security Trustee may terminate this Agreement and close any of the Funding Transaction Account, the Funding GIC Account or the Mortgages Trustee GIC Account by serving a notice of termination if any of the events specified in Clause 8.1(a) to (f) (inclusive) of this Agreement occurs in relation to the Account Bank. Following the service of an Intercompany Loan Enforcement Notice the Security Trustee may serve a notice of termination at any time.

8.5	Automatic Termination

This Agreement shall automatically terminate (if not terminated earlier pursuant to this Clause 8) on the date falling 90 days after the termination of the Mortgages Trust Deed.

8.6	Termination by Account Bank

The Account Bank may terminate this Agreement and cease to operate the Funding Transaction Account and/or the Funding GIC Account and/or the Mortgages Trustee GIC Account at any time:

(a) on giving not less than six months' prior written notice thereof ending on any London Business Day which does not fall on either an Interest Payment Date or less than 10 London Business Days before an Interest Payment Date to each of the other parties hereto without assigning any reason therefor; and

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(b) on giving not less than three months' prior written notice thereof ending on any London Business Day which does not fall on either an Interest Payment Date or less than 10 London Business Days before an Interest Payment Date to each of the other parties hereto, if the Account Bank shall have demanded payment of its due charges or any interest and the same shall have remained unpaid for a period of three months, provided that if the relevant amounts have been paid on or before the date six weeks after the date of delivery of such notice then the notice shall have no effect,

Provided that such termination shall not take effect:

(i) until a replacement financial institution or institutions (with a short-term unsecured, unsubordinated and unguaranteed debt obligation rating of A-1+ (in the case of S&P), P-1 (in the case of Moody's) and F-1+ (in the case of Fitch Ratings)) shall have entered into an agreement in form and substance similar to this Agreement; and

(ii) if the then current ratings of the Notes would be adversely affected thereby.

In either case the Account Bank shall not be responsible for any costs or expenses occasioned by such termination and cessation. In the event of such termination and cessation the Account Bank shall assist the other parties hereto to effect an orderly transition of the banking arrangements documented hereby.

9.	FURTHER ASSURANCE

The parties hereto agree that they will co-operate fully to do all such further acts and things and execute any further documents as may be necessary or reasonably desirable to give full effect to the arrangements contemplated by this Agreement.

10.	CONFIDENTIALITY

None of the parties hereto shall during the term of this Agreement or after its termination disclose to any person whatsoever (except as provided herein or in any of the Transaction Documents to which it is a party or with the authority of the other parties hereto or so far as may be necessary for the proper performance of its obligations hereunder or unless required by law or any applicable stock exchange requirement or any governmental or regulatory authority or ordered to do so by a court of competent jurisdiction or by the Inland Revenue or the Commissioners of Customs and Excise or the Bank of England or the Financial Services Authority) any information relating to the business, finances or other matters of a confidential nature of any other party hereto of which it may in the course of its duties hereunder have become possessed and each of the parties hereto shall use all reasonable endeavours to prevent any such disclosure.

11.	COSTS

Funding agrees to pay the reasonable costs and any amounts in respect of Irrecoverable VAT thereon (including reasonable legal costs and expenses) of the Account Bank in connection with the negotiation of this Agreement and the establishment of the Funding Transaction Account, the Funding GIC Account and the Mortgages Trustee GIC Account respectively and the negotiation and execution of any further documents and the taking of any further action to be executed or taken pursuant to Clauses 7, 8 (other than Clauses 8.1(b), 8.1(c), 8.1(d), 8.1(e), 8.1(f), 8.1(g), 8.5 and 8.6(a)) and 9

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12.	NOTICES

12.1	Any notices to be given pursuant to this Agreement to any of the parties hereto shall be sufficiently served if sent by prepaid first class post, by hand or facsimile transmission and shall be deemed to be given (in the case of facsimile transmission) when despatched, (where delivered by hand) on the day of delivery if delivered before 17.00 hours on a Business Day or on the next Business Day if delivered thereafter or on a day which is not a Business Day or (in the case of first class post) when it would be received in the ordinary course of the post and shall be sent:

	(a)	in the case of the Cash Manager, to Abbey National plc at Abbey House Baker Street London NW1 6XL (facsimile number 020 7612 4422) for the attention of the Company Secretary with a copy to Abbey National plc, c/o Abbey House (AAM 319), 201 Grafton Gate East, Milton Keynes MK9 1AN (facsimile no. 01908 344 217) for the attention of Securitisation Team, Risk Operations;

	(b)	in the case of the Mortgages Trustee, to Holmes Trustees Limited c/o Abbey House (AAM 319), 201 Grafton Gate East, Milton Keynes MK9 1AN (facsimile number 01908 344 217) for the attention of Securitisation Team, Risk Operations;

	(c)	in the case of the Seller, to Abbey National plc at Abbey House, Baker Street, London NW1 6XL (facsimile number 020 7612 4422) for the attention of the Company Secretary with a copy to Abbey National plc, c/o Abbey House (AAM 319), 201 Grafton Gate East, Milton Keynes MK9 1AN (facsimile no. 01908 344 217) for the attention of Securitisation Team, Risk Operations;

	(d)	in the case of Funding, to Holmes Funding Limited c/o Abbey House (AAM 319), 201 Grafton Gate East, Milton Keynes MK9 1AN (facsimile number 01908 344 217) for the attention of Securitisation Team, Risk Operations;

	(e)	in the case of the Security Trustee, to The Chase Manhattan Bank, London Branch, Trinity Tower, 9 Thomas More Street, London E1W 1YT attention Manager, Trust Administration, (facsimile number 020 7777 5410); and

	(f)	in the case of the Account Bank, to Abbey National plc at Abbey House, Baker Street, London NW1 6XL (facsimile number 020 7612 4422) for the attention of the Company Secretary with copies to (i) Abbey National plc, 21 Prescot Street, London E1 8AD (facsimile number 020 76125088) for the attention of Head of Subsidiary Banking and (ii) Abbey National plc, c/o Abbey House (AAM 319), 201 Grafton Gate East, Milton Keynes MK9 1AN (facsimile no. 01908 344 217) for the attention of Securitisation Team, Risk Operations;

or to such other address or facsimile number or for the attention of such other person or entity as may from time to time be notified by any party to the others by written notice in accordance with the provisions of this Clause 12.

13.	INTEREST

13.1	The Account Bank shall pay, on the first London business day in each month in respect of the preceding Determination Period, interest on any cleared credit balances on the Funding Transaction Account at a rate of LIBOR for three-month sterling deposits in respect of such period less 0.25 per cent. per annum.

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13.2	Interest shall be paid on the Mortgages Trustee GIC Account and the Funding GIC Account in accordance with the terms of the Mortgages Trustee Guaranteed Investment Contract and the Funding Guaranteed Investment Contract respectively.

14.	WITHHOLDING

All payments by the Account Bank under this Agreement shall be made in full without any deduction or withholding (whether in respect of set-off, counterclaim, duties, Taxes, charges or otherwise whatsoever) unless the deduction or withholding is required by law, in which event the Account Bank shall:

(a) ensure that the deduction or withholding does not exceed the minimum amount legally required;

(b) pay to the relevant taxation or other authorities within the period for payment permitted by applicable law the full amount of the deduction or withholding;

(c) furnish to the Mortgages Trustee, Funding or the Security Trustee (as the case may be) within the period for payment permitted by the relevant law, either:

(i) an official receipt of the relevant taxation authorities involved in respect of all amounts so deducted or withheld; or

(ii) if such receipts are not issued by the taxation authorities concerned on payment to them of amounts so deducted or withheld, a certificate of deduction or equivalent evidence of the relevant deduction or withholding; and

(d) account to Funding in full by credit to the Funding Transaction Account or the Funding GIC Account (as the case may be) and to the Mortgages Trustee in full by credit to the Mortgages Trustee GIC Account, of an amount equal to the amount of any rebate, repayment or reimbursement of any deduction or withholding which the Account Bank has made pursuant to this Clause 14 and which is subsequently received by the Account Bank.

15.	TAX STATUS

15.1	The Account Bank is a bank for the purposes of section 349 of the Income and Corporation Taxes Act 1988, is entering into this Agreement in the ordinary course of its business, will pay interest pursuant hereto in the ordinary course of such business, will bring into account payments (other than deposits) made under this Agreement in computing its income for United Kingdom Tax purposes and will not cease to be or to do so otherwise than as a result of the introduction of, change in, or change in the interpretation, administration or application of, any law or regulation or any practice or concession of the United Kingdom Inland Revenue occurring after the date of this Agreement.

15.2	The Account Bank will procure that any of its successors or assigns will provide the same representation as to its Tax status as is provided by the Account Bank in Clause 15.1 above.

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16.	ENTIRE AGREEMENT

This Agreement and the schedules together constitute the entire agreement and understanding between the parties in relation to the subject matter hereof and cancel and replace any other agreement or understanding in relation thereto.

17.	VARIATION AND WAIVER

No variation, waiver or novation of this Agreement or any provision(s) of this Agreement shall be effective unless it is in writing and executed by (or by some person duly authorised by) each of the parties. No single or partial exercise of, or failure or delay in exercising, any right under this Agreement shall constitute a waiver or preclude any other or further exercise of that or any other right.

18.	ASSIGNMENT

Subject as provided in or contemplated by Clauses 5.1(f) and 7.2:

(a) the Account Bank may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Mortgages Trustee, Funding and the Security Trustee;

(b) the Mortgages Trustee and Funding may not assign or transfer any of their rights or obligations hereunder without the prior written consent of the Account Bank and the Security Trustee; and

(c) the Account Bank may not act through any other branch other than the branch specified on page 1 of this Agreement without the prior written consent of the Mortgages Trustee, Funding and the Security Trustee (such consent not to be unreasonably withheld).

19.	THE SECURITY TRUSTEE

The Security Trustee has agreed to become a party to this Agreement for the better preservation and enforcement of its rights under this Agreement but shall have no responsibility for any of the obligations of, nor assume any liabilities to, the Cash Manager, the Account Bank, the Mortgages Trustee or Funding hereunder.

20.	NEW INTERCOMPANY LOAN AGREEMENTS

If Funding enters into any New Intercompany Loan Agreements after the date hereof, then the Parties hereto shall execute such documents and take such action as may be necessary or required by the Rating Agencies for the purpose of including the New Issuer, any New Funding Swap Provider, any New Start-Up Loan Provider or any other person who has executed an Accession Undertaking or any New Term Advance in the Transaction Documents.

21.	EXCLUSION OF THIRD PARTY RIGHTS

The parties to this Agreement do not intend that any term of this Agreement should be enforced, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

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22.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which (when executed) shall be an original. Such counterparts, when taken together, shall constitute one and the same document.

23.	GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of England.

IN WITNESS whereof the parties hereto have executed this Agreement the day and year first before written.

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SCHEDULE 1

FORMS OF MANDATE

In the forms attached

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SCHEDULE 2

PART 1

NOTICE OF CHARGE - FUNDING TRANSACTION ACCOUNT/FUNDING GIC ACCOUNT

To:	Abbey National plc
Abbey House
Baker Street
London NW1 6XL

For the attention of:	Company Secretary

and to:	The Chase Manhattan Bank, London Branch
Trinity Tower
9 Thomas More Street
London E1W 1YT

For the attention of:	Manager, Trust Administration

26 July, 2000

Dear Sirs,

Re: Holmes Funding Limited:
•	Funding Transaction Account Number 00648620 (sort code 090020) reference Holmes Funding Limited 8258 (the "Funding Transaction Account")
•	Funding GIC Account Number 00648620 (sort code 090020) ) reference Holmes Funding Limited 8259 (the "Funding GIC Account")

We hereby give you notice that, by a deed of charge dated of even date herewith and made between, inter alios, ourselves, Abbey National plc and The Chase Manhattan Bank, London Branch (the "Security Trustee"), a copy of which is enclosed (the "Funding Deed of Charge"), we:

(a)	charged by way of first fixed charge all of our right, title, benefit and interest present and future in, to and under the Funding Transaction Account and the Funding GIC Account and all sums of money standing to the credit thereof and all interest accruing from time to time thereon; and

(b)	assigned all of our right, title, benefit and interest present and future in, to and under the bank account agreement of even date herewith between ourselves, yourselves, the Security Trustee and Abbey National plc in its capacity as Seller and Cash Manager.

Accordingly, amounts may and shall be withdrawn from the Funding Transaction Account or the Funding GIC Account in accordance with the provisions of the Funding Deed of Charge only until receipt by you of notice in writing from the Security Trustee in which case you shall thereafter comply with all directions of the Security Trustee.

Please note that the foregoing authorisations and instructions may not be revoked or varied by ourselves without the prior written confirmation of the Security Trustee.

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Please acknowledge receipt of this notice and your acceptance of the instructions herein contained by signing two copies of the attached form of acknowledgement, returning one copy to ourselves and sending the other copy direct to the Security Trustee at Trinity Tower, 9 Thomas More Street, London E1W 1YT for the attention of the Manager, Trust Administration.

This note of assignment is governed by, and construed in accordance with, the laws of England.

Yours faithfully

for and on behalf of HOLMES FUNDING LIMITED

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PART 2

ACKNOWLEDGEMENT - FUNDING TRANSACTION ACCOUNT/FUNDING GIC ACCOUNT

To:	Holmes Funding Limited
c/o Securitisation Team, Risk Operations
Abbey House (AAM 319)
201 Grafton Gate East
Milton Keynes MK9 1AN

and to:	Manager, Trust Administration
The Chase Manhattan Bank, London Branch
Trinity Tower
9 Thomas More Street
London E1W 1YT
(the "Security Trustee")

26 July, 2000

Dear Sirs,

Re: Holmes Funding Limited:
•	Funding Transaction Account Number 00648620 (sort code 090020) reference Holmes Funding Limited 8258 (the "Funding Transaction Account")
•	Funding GIC Account Number 00648620 (sort code 090020) ) reference Holmes Funding Limited 8259 (the "Funding GIC Account")

We acknowledge receipt of the letter dated 26 July, 2000 from yourselves, a copy of which is attached. Words and expressions defined in that letter have the same meaning herein.

In consideration of your agreeing to maintain the above account, we now agree and confirm to the Security Trustee that we accept and will comply with the authorisations and instructions contained in that letter and will not accept or act upon any instructions contrary thereto unless the same shall be in writing signed by the Security Trustee.

This acknowledgement is governed by, and construed in accordance with, the laws of England.

Yours faithfully,

for and on behalf of ABBEY NATIONAL PLC

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SIGNATORIES

Signed by	)
for and on behalf of	)
HOLMES FUNDING LIMITED	) /s/ MARTIN McDERMOTT
as Funding	)

Signed by
for and on behalf of	)
HOLMES TRUSTEES LIMITED	) /s/ MARTIN McDERMOTT
as Mortgages Trustee	)

Signed by	)
For and on behalf of	)
ABBEY NATIONAL PLC	)	/s/ IAN HARLEY
as Cash Manager	)

Signed by	)
For and on behalf of	)
ABBEY NATIONAL PLC	)	/s/ IAN HARLEY
as Account Bank	)

Signed by	)
For and on behalf of	)
THE CHASE MANHATTAN	)	/s/ TREVOR HEARN
BANK, LONDON BRANCH	)
as Security Trustee	)

ICM:435547.5